EXHIBIT 11
PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Primary
(page 1 of 2)
(in millions except per share amounts, unaudited)

                                         12 Week             24 Week
                                       Periods Ended       Periods Ended
                                     6/17/95   6/11/94   6/17/95  6/11/94

Shares outstanding at beginning
  of period                           788.2    794.6     789.8    798.8

Weighted average of shares issued
  during the period for exercise of
  stock options, conversion of
  debentures, acquisitions, and
  payment of compensation awards        1.1      0.5       1.9      1.6

Shares repurchased (weighted)          (1.0)    (2.5)     (3.4)    (5.4)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of shares
  assumed to have been purchased for
  treasury (at the average price) with
  assumed proceeds from exercise of
  stock options and compensation
  awards                               15.2     10.4      13.2     11.5

Total shares - primary                803.5    803.0     801.5    806.5

Income before cumulative effect of
 accounting changes                  $487.2   $446.5    $808.3   $729.3

  Cumulative effect of accounting
   changes:
    Postemployment benefits               -        -         -    (55.3)
    Pension assets                        -        -         -     23.3

Net income                           $487.2   $446.5    $808.3   $697.3

Income (charge) per share:
 Before cumulative effect of
 accounting changes                  $ 0.61   $ 0.55    $ 1.01   $ 0.90
  Cumulative effect of accounting
   changes:
    Postemployment benefits               -        -         -    (0.07)
    Pension assets                        -        -         -     0.03

Net income per share - primary       $ 0.61   $ 0.55    $ 1.01   $ 0.86








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PEPSICO, INC. AND SUBSIDIARIES
Computation of Net Income Per Share of Capital Stock - Fully Diluted
(page 2 of 2)
(in millions except per share amounts, unaudited)

                                         12 Week             24 Week
                                       Period Ended        Period Ended
                                     6/17/95   6/11/94   6/17/95  6/11/94

Shares outstanding at beginning
  of period                            788.2    794.6     789.8    798.8

Shares issued during the period for
  exercise of stock options,
  conversion of debentures,
  acquisitions and payment of
  compensation awards                    2.3      0.9       4.2      2.8

Shares repurchased (weighted)           (1.0)    (2.5)     (3.4)    (5.4)

Dilutive shares contingently issuable
  upon exercise of stock options,
  conversion of debentures and payment
  of compensation awards, net of shares
  assumed to have been purchased for
  treasury (at the higher of average or
  quarter-end price) with assumed
  proceeds from exercise of stock
  options and compensation awards       16.7     10.1      14.3     10.7

Total shares - fully diluted           806.2    803.1     804.9    806.9

Income before cumulative effect of
 accounting changes                  $ 487.2  $ 446.5   $ 808.3  $ 729.3

  Cumulative effect of accounting
   changes:
   Postemployment benefits                 -        -         -    (55.3)
   Pension assets                          -        -         -     23.3

Net income                           $ 487.2  $ 446.5   $ 808.3  $ 697.3

Income per share:
 Before cumulative effect of
 accounting changes                  $  0.60  $  0.55   $  1.00  $  0.90
  Cumulative effect of accounting
   changes:
   Postemployment benefits                 -        -         -    (0.07)
   Pension assets                          -        -         -     0.03

Net income per share -
 fully diluted                       $  0.60  $  0.55   $  1.00  $  0.86








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